READ YOUR CONTRACT CAREFULLY
THIS IS A LEGAL CONTRACT

We promise to pay, subject to the provisions of this contract, the benefits described by this contract.

We make this promise and issue this contract in consideration of the application for this contract and the payment of the purchase payments.

The owner and the beneficiary are as named in the application unless they are changed as provided for in this contract.

Minnesota Life Insurance Company, a stock company, is a subsidiary of Minnesota Mutual Companies, Inc., a mutual insurance holding company. You are a member of Minnesota Mutual Companies, Inc. which holds its annual meetings on the first Tuesday in March of each year at 3:00 p.m. local time. The meetings are held at 400 Robert Street North, St. Paul, Minnesota 55101-2098.

Signed for Minnesota Life Insurance Company at St. Paul, Minnesota, on the contract date.

/s/ Robert L. Senkler
President

/s/ Dennis E. Prohofsky
Secretary

Registrar

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS.

IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS CONTRACT. IF YOU ARE NOT SATISFIED, YOU MAY RETURN THE CONTRACT TO US OR TO YOUR AGENT WITHIN 10 DAYS OF ITS RECEIPT. IF YOU EXERCISE THIS RIGHT, YOU WILL RECEIVE THE GREATER OF (a) THE ACCUMULATION VALUE OF THIS CONTRACT ATTRIBUTABLE TO YOUR PURCHASE PAYMENTS, OR (b) THE AMOUNT OF PURCHASE PAYMENTS PAID BY YOU UNDER THIS CONTRACT. WE WILL PAY THIS REFUND WITHIN 7 DAYS AFTER WE RECEIVE YOUR NOTICE OF CANCELLATION.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE SEPARATE ACCOUNT INFORMATION MAY BE FOUND AT PAGE __.

MINNESOTA LIFE

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN  55101-2098

FLEXIBLE PAYMENT DEFERRED
VARIABLE ANNUITY CONTRACT

FIXED OR VARIABLE ANNUITY BENEFITS

A NONPARTICIPATING CONTRACT


99-70017

CONTRACT INDEX

Alphabetical Index to the Provisions of Your Contract

                                               Page
                                               ----
Additional Information                         18

Allocation of Purchase Payments                 6

Amount Payable at Death                        16

Annuity Payment Options                        13

Annuity Provisions                             12

Assignment                                     18

Beneficiary                                    18

Contract Charges                                7

Definitions                                     3

General Information                             5

Misstatement                                   18

Purchase Payments                               5

Transfer Provisions                            11

Valuation                                       9

Withdrawal and Surrender                       11


99-70017                                                     Minnesota Life 2

DEFINITIONS
--------------------------------------------------------------------------------
When we use the following words, this is what we mean:

1940 ACT
The Investment Company Act of 1940, as amended, or any similar successor federal legislation.

ACCUMULATION UNIT
An accumulation unit is a measure of your interest in each sub-account of the separate account.

ACCUMULATION VALUE
The sum of your values under this contract in the general account and/or the separate account. In the general account, this is the general account accumulation value. In the separate account, this is the separate account accumulation value. The separate account portion is composed of your interest in one or more sub-accounts of the separate account. Your interest in the sub-accounts shall be valued separately. The total of those values will be the separate account accumulation value.

AGE
The age of a person at nearest birthday.

ANNUITANT
The person named as annuitant on page 1 who may receive lifetime benefits under this contract. Joint annuitants will be considered a single entity.

ANNUITY COMMENCEMENT DATE
The date on which annuity payments are elected to begin. This may be the maturity date or a date you select prior to the maturity date.

ANNUITY PAYMENTS
Payments made at regular intervals to the annuitant or any other payee. Annuity payments will be due and payable only on the first day of a calendar month.

BENEFICIARY
The person, persons or entity designated to receive any death benefits payable under the contract. Prior to the commencement of annuity payments, the beneficiary is the first person on the following list who is alive on the date of your death: the joint owner (if any), the primary (Class 1) beneficiary, the secondary (Class 2) beneficiary or if none of the above is alive, to the executor or administrator of your estate.

CONTRACT ANNIVERSARY
The same day and month as the contract date for each succeeding year of this contract.

CONTRACT DATE
The effective date of this contract. It is also the date from which we determine contract anniversaries and contract years.

CONTRACT YEAR
A period of one year beginning with the contract date or a contract anniversary.

DEATH BENEFIT
The amount payable to the beneficiary upon your death.


99-70017                                                      Minnesota Life 3

FIXED ANNUITY
Annuity payments with guaranteed payments of a pre-established dollar amount during the payment period.

FUND
The mutual fund or separate investment portfolio within a series mutual fund which is designated as an eligible investment for the separate account.

GENERAL ACCOUNT
All assets of Minnesota Life other than those in the Variable Annuity Account or in other separate accounts established by us. You may not transfer or otherwise allocate or contribute amounts to the general account that would cause the general account accumulation value to exceed $1,000,000 without our prior consent.

JOINT OWNER
The person designated to share equally in all rights and privileges of this contract. Only your spouse may be named as joint owner. Both signatures will be required to exercise your rights under this contract.

PURCHASE PAYMENTS
Amounts paid to us as consideration for the benefits provided by this contract. Total purchase payments may not exceed $5,000,000 without our consent. The amount of each Purchase Payment must be at least $2,000. This minimum may not apply under certain automatic or group payment plans which may be established and agreed to by us, or because of other retirement plan limitations.

SEPARATE ACCOUNT
A separate investment account titled Variable Annuity Account. This separate account was established by us for this class of contracts under Minnesota law. The separate account is composed of several sub-accounts. The assets of the separate account are ours. Those assets are not subject to claims arising out of any other business of ours.

SURRENDER VALUE
The amount payable to you on surrender of this contract is equal to the accumulation value after deduction of all applicable charges. Amounts surrendered may be subject to a deferred sales charge.

TRANSFER
A transfer is a reallocation of values under this contract. It may be between the general account and the separate account or among the sub-accounts of the separate account.

VALUATION DATE
Any date on which a fund is valued.

VALUATION PERIOD
The period between successive valuation dates measured from the time of one determination to the next.

VARIABLE ANNUITY
Annuity payments which increase or decrease in amount to reflect the investment experience of the separate account and its sub-accounts. The dollar amount of each annuity payment is not guaranteed.


99-70017                                                     Minnesota Life 4

WE, OUR, US
Minnesota Life Insurance Company.

WRITTEN REQUEST
A request in writing signed by you. In the case of joint owners, the signatures of both owners will be required. In some cases, we may provide a form for your use. We also may require that this contract be sent to our home office with your written request.

YOU, YOUR
The owner of this contract.  The owner may be the annuitant or someone else.
The owner shall be that person named as owner in the application. The owner may be changed. Joint owners will be considered a single entity.


GENERAL INFORMATION
--------------------------------------------------------------------------------

WHAT IS YOUR AGREEMENT WITH US?
This contract and the copy of the application attached to it contain the entire contract between you and us. Any statements made in the application either by you or the annuitant will, in the absence of fraud, be considered representations and not warranties. Also, any statement made either by you or the annuitant will not be used to void this contract or defend against a claim under this contract unless the statement is contained in the application.

No change or waiver of any of the provisions of this contract will be valid unless made in writing by us. It must also be signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provision of this contract.

Any additional agreement attached to this contract will become a part of this contract. It will be subject to all the terms and conditions of this contract unless we state otherwise in the agreement.

HOW DO YOU EXERCISE YOUR RIGHTS UNDER THIS CONTRACT?
You can exercise all the rights under this contract. You can do this by making a written request to us. You have these rights during the annuitant's lifetime and before annuity payments begin. We will deal with you, unless this contract provides otherwise, on the basis that you have full ownership and control of this contract.

HOW WILL YOU KNOW THE VALUE OF YOUR CONTRACT?
At least annually, we will provide you with a report showing the current accumulation value and surrender value of this contract. It will also show the current accumulation unit values for each sub-account in which you have value. In addition, we will provide you with an annual report which summarizes the year's transactions. The report will be as of a date within two months of its mailing.


PURCHASE PAYMENTS
--------------------------------------------------------------------------------

WHERE DO YOU MAKE PURCHASE PAYMENTS?
All purchase payments must be made at our home office. Our home office is at 400 Robert Street North, St. Paul, Minnesota 55101-2098.


99-70017                                                     Minnesota Life 5

When we receive a purchase payment from you at our home office, we will send you a confirmation.

DO YOU CHOOSE WHEN TO MAKE PURCHASE PAYMENTS?
Yes. You may choose when to make purchase payments. During periods in which you are eligible for a withdrawal or surrender without charge due to your confinement in a hospital or medical care facility; or, in the event you are diagnosed with a terminal illness, additional purchase payments may not be made. Eligibility for these benefits is as defined in the "Withdrawal and Surrender" section of this contract.

ARE THERE OTHER METHODS OF MAKING PURCHASE PAYMENTS?
Yes. It may be possible for you to arrange with your employer to make your purchase payments by payroll deduction. Or, under some plans, your employer may make purchase payments on your behalf. Also, your bank or other financial institution may consent to have your purchase payments automatically withdrawn from your account and paid directly to us.

WHAT DEDUCTIONS ARE MADE FROM PURCHASE PAYMENTS?
There are usually no deductions made from the purchase payments. However, we do reserve the right to make a deduction from the purchase payments for state premium taxes, where applicable.

HOW ARE PURCHASE PAYMENTS ALLOCATED?
They are allocated to the general account or to the separate account and its sub-accounts. The allocation is made as you direct. Initially, you must indicate your allocation in the application. You may change your allocation for future purchase payments by giving us written notice or by telephone where permitted.

Applications received without instructions as to allocation will be treated as incomplete. We will return such purchase payments immediately and in full if we cannot credit them within five valuation days after receipt.

WHAT ARE THE INVESTMENTS OF THE SEPARATE ACCOUNT?
The separate account is divided into sub-accounts. For each sub-account, there is a fund for the investment of that sub-account's assets. Purchase payments are invested in the funds at their net asset value. The net asset value per share for each fund is determined by adding the current value of all securities and all other assets held by such fund, subtracting liabilities, and dividing the remainder by the number of shares outstanding.

If investment in a fund should no longer be possible or if we determine it becomes inappropriate for contracts of this class, we may substitute another fund. Substitution may be with respect to existing accumulation values, future purchase payments and future annuity payments.

No transfer of assets from one separate account to another affecting owners of contracts delivered in a given state can be made except, where required, with the approval of the Commissioner of Insurance of that state.

WHAT SUB-ACCOUNT OPTIONS ARE AVAILABLE?
The separate account is composed of the sub-accounts shown on page 1 as of the contract date. Purchase payments may be applied to one or more of these sub-accounts. They may also be made to any other sub-account which may be established by us under the separate account for contracts of this class. We


99-70017                                                     Minnesota Life 6
reserve the right to add, combine or remove any sub-accounts of the separate account.

IS THERE A MINIMUM AMOUNT WHICH MUST BE ALLOCATED TO THE GENERAL ACCOUNT OR THE SEPARATE ACCOUNT?
No.

MAY WE MAKE CHANGES TO THE SEPARATE ACCOUNT?
Yes. We reserve the right to transfer assets of the separate account to another separate account. The transfer will be of assets associated with this class of contracts. We will make that determination. If this type of transfer is made, the term "separate account", as used in this contract, shall then mean the separate account to which the assets were transferred.

We reserve the right, when permitted by law, to:

     (a)  deregister the separate account under the 1940 Act;

     (b) restrict or eliminate any voting rights of contract owners or other persons who have voting rights as to the separate account; and

     (c)  combine the separate account with one or more other separate accounts.

WHEN ARE PURCHASE PAYMENTS CREDITED TO THE CONTRACT?
Purchase payments are credited to the contract on the valuation date coincident with or next following the day they are received in our home office. If they are received on a day which is not a valuation date, those amounts will be credited on the next valuation date.

MAY YOU STOP MAKING PURCHASE PAYMENTS?
Yes. You may stop making purchase payments at any time. If you stop making purchase payments, the contract remains in force as a paid-up annuity according to its terms. Its value may be applied to provide annuity payments at a later date. You may make purchase payments again at any time before annuity payments start unless the contract has been surrendered.

MAY WE CANCEL THE CONTRACT?
Yes. We may, in our discretion, cancel a contract if no purchase payments are made for a period of two or more full contract years and both (a) the total purchase payments made, less any withdrawals and associated charges, and (b) the accumulation value of the contract, are less than $2,000. If such a cancellation takes place, we will pay the accumulation value to you.

We will notify you of our intention to exercise these rights in our annual report. We will act 90 days after the contract anniversary unless an additional purchase payment is received before the end of that 90 day period.


CONTRACT CHARGES
--------------------------------------------------------------------------------

ARE THERE CHARGES UNDER THIS CONTRACT?
Yes. There may be a deferred sales charge. Also, there are certain charges which are made directly to the separate account and a transaction charge.

WHAT IS THE DEFERRED SALES CHARGE?
The deferred sales charge is the charge made on contract withdrawals or surrenders. It is made during the seven year period following the receipt of


99-70017                                                     Minnesota Life 7
each purchase payment. The amount withdrawn plus any deferred sales charge is deducted from the accumulation value. In the separate account, accumulation units will be cancelled of a value equal to the applicable charge and the amount of the withdrawal.

WHAT IS THE AMOUNT OF THE DEFERRED SALES CHARGE?
The amount of the deferred sales charge is determined from the percentages shown in the table below. All purchase payments will be allocated to a withdrawal or surrender on a first-in, first-out basis for the purpose of determining the amount of the deferred sales charge. The deferred sales charge applies only to withdrawal or surrender of purchase payments received by us within seven years of the date of the withdrawal or surrender. The deferred sales charge percentage is as shown in the table below:

                    Years Since
               Payment/contribution          Charge
               --------------------          ------
                       0-1                     7%
                       1-2                     7
                       2-3                     6
                       3-4                     5
                       4-5                     4
                       5-6                     3
                       6-7                     2
                7 and thereafter              -0-


The amount of the deferred sales charge is determined by: (a) calculating the number of years each purchase payment being withdrawn has been in the contract;
(b) multiplying each purchase payment being withdrawn by the appropriate deferred sales charge percentage in the table; and (c) adding the deferred sales charge from all purchase payments as calculated in (b).

ARE THERE CIRCUMSTANCES WHERE THE DEFERRED SALES CHARGE WILL NOT APPLY?
Yes.  The deferred sales charge will not apply when:
-    Amounts are payable as a death benefit upon your death.
- Amounts are applied to provide annuity payments under an annuity payment option.
- A withdrawal or surrender is requested any time after the first contract anniversary due to your confinement in a hospital or medical care facility as defined in the "Withdrawal and Surrender" section of the contract.
- A withdrawal or surrender is requested any time after the first contract anniversary in the event you are diagnosed with a terminal illness as defined in the "Withdrawal and Surrender" section of this contract.
-    Amounts are withdrawn to pay the contract fee.
- Amounts are withdrawn in any calendar year that are less than or equal to the greater of:

     (a)  Accumulation value less purchase payments not previously withdrawn; or

     (b) 10% of the sum of purchase payments not previously withdrawn that have been received by us within seven years of the date of withdrawal.

WHAT IS THE CONTRACT FEE UNDER THIS CONTRACT?
The contract fee is an annual charge deducted from the accumulation value on the contract anniversary. The contract fee will apply when the greater of:


99-70017                                                     Minnesota Life 8

     (a) the accumulation value; or

     (b) purchase payments less withdrawals;

is less than $50,000 at the end of the contract year.

The contract fee will be the lesser of $30 or 2% of the accumulation value at the end of the contract year. The contract fee will be deducted on the contract anniversary from the accumulation value on a pro rata basis from the general account and all available variable sub-accounts.

WHAT IS THE TRANSACTION CHARGE UNDER THIS CONTRACT?
We reserve the right to deduct a transaction charge, not to exceed $10, for each transfer when the frequency of such transfer request exceeds one every calendar month. If applied, this charge will reduce the amount of your transfer.

ARE THERE CHARGES ASSOCIATED WITH THE SEPARATE ACCOUNT?
Yes, there are charges associated with the separate account. They are the mortality risk charge, the expense risk charge and the administrative charge. These charges are deducted on each valuation date from the separate account. On an annual basis, they may not exceed 1.80% of the net asset value of the separate account.

WHAT IS THE MORTALITY RISK PREMIUM CHARGE?
This is a charge to compensate us for the mortality guarantees we make under the contract. Actual mortality results incurred by us shall not adversely affect any payments or values under this contract. On an annual basis, it shall not exceed .80% of the net asset value of the separate account.

WHAT IS THE EXPENSE RISK CHARGE?
This is a charge to compensate us for the guarantee that the deductions provided in this contract will be sufficient to cover our actual expenses. Actual expense results incurred by us shall not adversely affect any payments or values under this contract. On an annual basis, it shall not exceed .60% of the net asset value of the separate account.

WHAT IS THE ADMINISTRATIVE CHARGE?
The administrative charge is to compensate us for the administrative expenses incurred by us. On an annual basis, it shall not exceed .40% of the net asset value of the separate account.

VALUATION
--------------------------------------------------------------------------------

HOW IS YOUR ACCUMULATION VALUE DETERMINED?
It is determined separately for your accumulation value in the general account and the separate account. The separate account value will include all sub-accounts of the separate account.

For the general account, it is the sum of all purchase payments allocated to the general account plus interest and transfers into the general account, less deductions for any transfers out of the general account, previously applied deferred sales charges and contract fees, and any previous withdrawals.

For each sub-account of the separate account, it is your accumulation units multiplied by the accumulation unit value.


99-70017                                                     Minnesota Life 9

HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED?
The number of accumulation units credited with respect to each purchase payment is determined by dividing the portion of the purchase payment allocated to each sub-account by the then current accumulation unit value for that sub-account. This determination is made as of the valuation date coincident with or next following the date on which we receive your purchase payment at our home office. Once determined, the number of accumulation units will not be affected by changes in the accumulation unit value. However, the total number of accumulation units for a sub-account will be affected by future contract transactions including that sub-account. In addition, the units of each sub-account will be increased by subsequent purchase payments and transfers to that sub-account. The units of each sub-account will be decreased by deductions for contract fees, deferred sales charges, and for transfers or withdrawals from that sub-account.

The accumulation unit value will increase or decrease on each valuation date. The amount of any increase or decrease will depend on the net investment experience of the sub-account of the separate account during the valuation period. The value of an accumulation unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

WHAT IS THE NET INVESTMENT FACTOR FOR EACH SUB-ACCOUNT?
The net investment factor for a valuation period is the gross investment rate for such valuation period, less a deduction for the charges associated with the separate account at a rate of not more than 1.80% per annum.

The gross investment rate is equal to:

     (a) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus

     (b) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by

     (c) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

DOES THE CONTRACT CREDIT INTEREST ON THE GENERAL ACCOUNT?
Yes. This contract credits interest on the general account accumulation value of this contract. Interest is credited at a rate of at least 3% per year, compounded annually. We guarantee this rate for the life of this contract and until an annuity payment begins.

MAY ADDITIONAL INTEREST BE CREDITED ON THE GENERAL ACCOUNT?
Yes. As conditions permit, we will credit additional amounts of interest to the general account accumulation value.


99-70017                                                    Minnesota Life 10

TRANSFER PROVISIONS
--------------------------------------------------------------------------------

MAY YOU MAKE TRANSFERS OF AMOUNTS UNDER THE CONTRACT?
Yes. Before annuity payments begin, you may make transfers by written request or where permitted, by telephone. We will make the transfer on the basis of accumulation unit values on the valuation date coincident with or next following the day we receive the request at our home office.

You may make transfers among sub-accounts of the separate account or from the separate account to the general account. You may also make transfers from the general account to the separate account. However, once annuity payments begin transfers from the general account to the separate account are not permitted.

Systematic transfer arrangements may also be available.

DO ANY OTHER RESTRICTIONS APPLY?
Yes. We reserve the right to limit the amount and frequency of transfers from the general account to the separate account. We further reserve the right to make a charge, not to exceed $10, for each transfer among the sub-accounts of the separate account when the frequency of such transfer requests exceeds one every calendar month. If applied, this charge will be deducted from your accumulation value.

MAY TRANSFERS TAKE PLACE ONCE AN ANNUITY BEGINS?
Yes. However, transfers are limited. They may be made only with respect to any variable annuity payments. See the "Annuity Payment Options" section of this contract.


WITHDRAWAL AND SURRENDER
--------------------------------------------------------------------------------

MAY YOU WITHDRAW FUNDS FROM THIS CONTRACT?
Yes. At any time before annuity payments begin, you may request a partial withdrawal from the accumulation value. You must make a written request for any withdrawals. The amount of any withdrawal must be for at least $250. In the event of a cash withdrawal, the accumulation value will be reduced by the amount requested and by the deferred sales charge, if any.

Unless instructed otherwise by you, withdrawals will be made from your interest in each sub-account of the separate account and the general account in the same proportion that the value of your interest in any sub-account bears to your total accumulation value. Withdrawal amounts will be determined as of the valuation date coincident with or next following the date your written request is received at our home office.

Systematic withdrawal plans of a fixed amount or a fixed amount over a specified period are also available.

MAY YOU SURRENDER THE CONTRACT?
Yes. At any time before annuity payments begin, you may surrender this contract for its surrender value. The surrender value will be determined as of the valuation date coincident with or next following the date your written request is received at our home office.

ARE THERE SPECIAL WITHDRAWAL OR SURRENDER PROVISIONS?
Yes.  Deferred sales charges will not apply when:


99-70017                                                    Minnesota Life 11

- A withdrawal or surrender is requested any time after the first contract anniversary due to your confinement in a hospital or medical care facility for at least 90 consecutive days. The request must be made while you are still confined or within 60 days after the discharge from a hospital or medical care facility after a confinement of at least 90 consecutive days. Medical care facility means a facility operated pursuant to law or any state licensed facility providing medically necessary inpatient care which is: (a) prescribed by a licensed Physician in writing; and (b) based on physical limitations which prohibit daily living in a non-institutional setting.

- A withdrawal or surrender is requested any time after the first contract anniversary in the event you are diagnosed with a terminal illness. Terminal illness is a condition: (a) diagnosed by a licensed Physician; and (b) is expected to result in death within 12 months for 80% of diagnosed cases.

For purposes of these provisions, we must receive due proof, satisfactory to us, of your confinement or terminal illness in writing. Physician means: (a) a licensed medical doctor (MD) or a licensed doctor of osteopathy (DO) practicing within the scope of his or her license; and (b) not you, the annuitant or a member of either your or the annuitant's immediate families. If the owner of this contract is other than a natural person, such as a trust or other similar entity, benefits payable due to nursing home confinement or terminal illness will be based upon the annuitant. If the owner, or annuitant in the case of a contract owned by a non-natural person, is changed subject to the provisions of this contract, a one year waiting period will apply before the new owner or annuitant is eligible for these benefits.

HOW WILL WITHDRAWAL OR SURRENDER BENEFITS BE PAID?
We will pay these benefits in a single sum. If this contract is surrendered you may elect one of the annuity payment options. This election is subject to the provisions of this contract.


ANNUITY PROVISIONS
--------------------------------------------------------------------------------

WHEN DO ANNUITY PAYMENTS BEGIN?
You must notify us in writing: (a) that annuity payments are to be made to the annuitant; (b) when these payments are to begin; (c) the form of the annuity; and (d) what annuity payment option has been selected. We must receive this notice at least 30 days before annuity payments are to begin. This contract permits annuity payments to begin no later than age 85 or seven years after the date of issue of this contract, whichever is later. However, the beginning date for annuity payments must be consistent with any restrictions applicable to the plan under which this contract may have been purchased.

WHAT VALUE IS AVAILABLE TO BE APPLIED TO PROVIDE ANNUITY PAYMENTS?
On the date annuity payments are to begin, we will apply the accumulation value.

WHAT TYPES OF ANNUITIES ARE AVAILABLE?
Both fixed and variable annuities are available under this contract.

ARE THERE RESTRICTIONS ON ANNUITY PAYMENTS?
Yes. We require that the first monthly fixed or variable annuity payment must be at least $20. It may be less if a payment of a smaller minimum amount is required by law. If the first monthly fixed or variable annuity


99-70017                                                     Minnesota Life 12
payment would be less than that amount, we reserve the right to pay you the surrender value in a lump sum. This payment would be in lieu of all other rights under this contract.

In addition, we restrict the maximum amount which may be applied to provide a fixed annuity under this contract. The maximum amount which may be applied under this contract for a fixed annuity is $1,000,000.

MAY WE REQUIRE INFORMATION BEFORE MAKING ANNUITY PAYMENTS?
Yes. We reserve the right to require proof satisfactory to us of the age of the annuitant and of any joint annuitant before payments begin.

We may also require proof that a person is alive before making any annuity payment which is based on the survival of that person.

IF YOU MAKE NO ELECTION, WHEN DO ANNUITY PAYMENTS BEGIN?
If you do not elect another date, annuity payments will begin on the later of the first day of the month immediately following: (a) the 85th birthday of the annuitant; or (b) seven years after the date of issue of this contract.

IF YOU FAIL TO ELECT AN ANNUITY PAYMENT OPTION, IS THERE AN OPTION UNDER WHICH ANNUITY PAYMENTS WILL BE MADE?
Yes. If you do not elect an annuity payment option, we will make monthly payments on the basis of Option 2A, a life annuity with a period certain of 120 months.

IF YOU FAIL TO ELECT AN ANNUITY FORM, IS THERE A FORM UNDER WHICH ANNUITY PAYMENTS WILL BE MADE?
Yes. If you do not elect an annuity payment form, we will make annuity payments in the form of a variable annuity using the Money Market Sub-Account.

MUST AN ANNUITY PAYMENT OPTION BE ELECTED?
No. You may elect a lump sum payment instead. If you do so, you and the annuitant shall have no further rights under this contract.


ANNUITY PAYMENT OPTIONS
--------------------------------------------------------------------------------

WHAT ANNUITY PAYMENT OPTIONS ARE AVAILABLE?
The following annuity payment options are available:

Option 1 -- Life Annuity -- annuity payments payable monthly for the lifetime of the annuitant, ending with the last payment due prior to the annuitant's death.

Option 2 -- Life Annuity with a Period Certain -- annuity payments payable monthly for the lifetime of the annuitant; provided, if the annuitant dies before payments have been made for the entire period certain, those remaining certain payments will be made to the beneficiary.

The period certain may be for 120 months (Option 2A); for 180 months (Option
2B); or for 240 months (Option 2C).

Option 3 -- Joint and Last Survivor Annuity -- annuity payments payable monthly for the joint lifetimes of the annuitant and a designated joint annuitant. The payments end with the last payment due before the survivor's


99-70017                                                    Minnesota Life 13
death. If this option is elected, the contract and payments shall be the joint property of the annuitant and the designated joint annuitant.

Option 4 -- Fixed Period Annuity -- annuity payments payable monthly for a fixed period of from ten to twenty years. If the annuitant dies before all payments for the fixed period are received, payments will continue for the remainder of the fixed period to the beneficiary.

ARE OTHER ANNUITY PAYMENT OPTIONS AVAILABLE?
Yes. Other options may be available. They will be as agreed upon between you and us.

HOW WILL ANNUITY PAYMENTS BE MADE?
Annuity payments under a fixed or variable annuity payment option will be made on a monthly basis to the annuitant or other designated payee, unless we agree to a different payment schedule.

AFTER THE DEATH OF THE ANNUITANT, MAY THE BENEFICIARY RECEIVE A LUMP SUM PAYMENT INSTEAD OF THE REMAINING PERIOD CERTAIN ANNUITY PAYMENTS?
Yes. The beneficiary may elect to have the present value of the remaining period certain payments paid in a lump sum. This right exists under Options 2 and 4.

The lump sum payment will be the commuted value of the remaining period certain payments. It will be based on the then current dollar amount of one payment. We will use the same interest rate which served as a basis for the annuity.

HOW IS THE AMOUNT OF A VARIABLE ANNUITY PAYMENT DETERMINED?
The dollar amount of the first variable annuity payment is determined by applying the available value to a rate per $1,000 which is based on the Individual Annuity 1983 Table A female mortality rates with an age setback of one year and an interest rate of 4.50%, compounded annually. The amount of the first variable annuity payment depends upon the annuity payment option selected, the adjusted age of any annuitant and joint annuitant and the amount applied.

Annuitant and joint annuitant age are determined as of the annuity commencement date and adjusted based on the year of commencement as follows:


               Annuity Commencement Date     Age Adjustment
               -------------------------     --------------
                       2000 - 2009                 -1
                       2010 - 2019                 -2
                       2020 - 2029                 -3
                     2030 and later                -4


A number of annuity units is determined by dividing this dollar amount by the then current annuity unit value. This determination is made separately for each sub-account of the separate account. The number of annuity units remains unchanged during the period of annuity payments, except for transfers and in the case of certain joint annuity payment options which provide for a reduction in payment after the death of an annuitant.

The dollar amount of the second and later variable annuity payments is equal to the number of annuity units determined for each sub-account multiplied by the annuity unit value for that sub-account as of the due date of the payment. This amount may increase or decrease.


99-70017                                                    Minnesota Life 14

The value of an annuity unit for a sub-account is determined each month as of the first day of the month. The value is equal to the annuity unit value for that sub-account as of the first day of the preceding month multiplied by the product of: (a) .996338; and (b) a sub-account investment factor. This investment factor is the accumulation unit value for that sub-account on the valuation date next following the fourteenth day of the preceding month divided by the accumulation unit value for that sub-account on the valuation date next following the fourteenth day of the second preceding month. For any date other than the first of a month, the annuity unit value is that on the first day of the next month.

The dollar amount determined for each sub-account will be aggregated for purposes of making payment.

HOW IS THE AMOUNT OF A FIXED ANNUITY PAYMENT DETERMINED?
The tables shown in Appendix A are used to determine the amount of guaranteed monthly fixed annuity payments. They show the dollar amount of each payment that can be provided with each $1,000 of available value.

WILL THESE TABLES ALWAYS BE USED FOR ANNUITY PURCHASES?
Not necessarily. If, when annuity payments are elected, we are using tables of annuity purchase rates for this class of contract which would result in larger annuity payments, we will use those tables instead.

ONCE ANNUITY PAYMENTS BEGIN, MAY AN ANNUITY OPTION, WHETHER FIXED OR VARIABLE, BE CHANGED?
No.

MAY AMOUNTS BE TRANSFERRED DURING THE ANNUITY PERIOD?
Yes. Amounts held as annuity reserves may be transferred among the variable annuity sub-accounts during the annuity period. Annuity reserves may also be transferred from a variable annuity to a fixed annuity during this time. The maximum amount which may be applied for a fixed annuity is $1,000,000.

HOW DOES AN ANNUITANT CHANGE SUB-ACCOUNT ELECTIONS OR TRANSFER AMOUNTS TO A FIXED ANNUITY?
The change must be made by written request. The annuitant and joint annuitant, if any, must make such an election.

HOW WILL A TRANSFER OF VARIABLE ANNUITY SUB-ACCOUNTS BE MADE?
A transfer will be made on the basis of annuity unit values. The number of annuity units from the sub-account being transferred will be converted to a number of annuity units in the new sub-account. The annuity payment option will stay the same.

When you tell us to make such a transfer it will be effective for future annuity payments. Your transfer will be effective and funds will be actually transferred in the middle of the month prior to the next annuity payment affected by your request. We will use the described valuation procedures and the adjusted age of the annuitant and any joint annuitant to determine an initial variable annuity payment.

After this conversion, a number of annuity units in the new sub-account will be payable under the elected option. The first payment after conversion will be of the same amount as it would have been without the transfer. The number of annuity units will be set at that number of units which are needed to pay that same amount on the transfer date.


99-70017                                                    Minnesota Life 15

ARE THERE ANY RESTRICTIONS ON ANNUITY SUB-ACCOUNT TRANSFERS?
Yes. We reserve the right to require that transfers during the annuity payment period meet the following conditions:

- The transfer of an annuity reserve amount from any sub-account must be at least equal to $5,000, or the entire amount of the reserve remaining in that sub-account, if less.

- Variable annuity payments must be in effect for a period of 12 months before a change may be made.

-    Transfers are limited to one in any 12 month period.

Your written request for an annuity sub-account transfer must be received by us at least 30 days in advance of the due date of the annuity payment subject to the transfer.

MAY AMOUNTS HELD AS RESERVES TO PAY A VARIABLE ANNUITY BE TRANSFERRED TO A FIXED ANNUITY?
Yes. However, the restrictions which apply to annuity sub-account transfers will apply here as well.

When you tell us to make such a transfer it will be effective for future annuity payments. Your transfer will be effective and funds will be actually transferred in the middle of the month prior to the next annuity payment. We will use the described fixed annuity pricing at the time of transfer to determine an initial fixed annuity payment.

The amount transferred will then be applied to provide a fixed annuity amount. This amount will be based upon the adjusted age of the annuitant and any joint annuitant at the time of the transfer. The payment option will remain the same.

MAY AMOUNTS PAID AS A FIXED ANNUITY BE TRANSFERRED TO A VARIABLE ANNUITY?
No.


AMOUNT PAYABLE AT DEATH
--------------------------------------------------------------------------------

WHAT AMOUNT IS PAYABLE AT DEATH?
If you die before annuity payments begin, we will pay the death benefit of the contract to the beneficiary. If the owner of this contract is other than a natural person, such as a trust or other similar entity, we will pay the death benefit to the beneficiary on the death of the annuitant, if death occurs prior to the date that annuity payments begin.

If you die prior to your 80th birthday, the death benefit is the greater of:
(a) the accumulation value; (b) the sum of purchase payments adjusted for any amounts previously withdrawn; or (c) the last stepped-up value prior to the date of death, adjusted for any purchase payments and withdrawals occurring thereafter.

If you die on or after your 80th birthday, the death benefit is the greater of:
(a) the accumulation value; (b) the sum of purchase payments adjusted for any amounts previously withdrawn; or (c) the last stepped-up value prior to the date of death, adjusted for any withdrawals occurring thereafter.

The stepped-up value will be determined on every third contract anniversary prior to your 80th birthday. The stepped-up value is the greater of: (a)


99-70017                                                    Minnesota Life 16
the accumulation value on that contract anniversary; or (b) the previous stepped-up value, adjusted for any withdrawals occurring thereafter. Where joint owners exist, there will be no further stepped-up values after the 80th birthday of the oldest joint owner. After death of the first joint owner, stepped-up values may resume on the next third contract anniversary that the surviving joint owner continues the contract and has not reached his or her 80th birthday.

The value of the death benefit will be determined as of the valuation date coincident with or next following the day we receive at our home office due proof of death and all related information necessary to make payment.

If there are joint owners of this contract, at the death of the first owner, there will be no death benefit adjustment to the accumulation value, if the surviving owner elects to continue the contract.

If any portion of the contract interest is payable to your designated beneficiary who is your surviving spouse, that spouse shall be treated as the contract owner for purposes of: (a) when payments must begin; and (b) the time of distribution in the event of your spouse's death. In addition, if a surviving spouse elects to assume his or her deceased spouse's contract, there will be no adjustment to the accumulation value in the form of a death benefit.

If the annuitant dies after annuity payments begin, we will pay whatever amount may be called for by the terms of the annuity payment option selected. The remaining value in the contract must be distributed at least as rapidly as under the option in effect as of the annuitant's death.

TO WHOM WILL WE PAY THOSE BENEFITS?
When we receive due proof of death satisfactory to us, we will calculate the amount payable as a death benefit under this contract. Amounts will be payable to the beneficiary or beneficiaries. The beneficiary will be the person or persons named in the application for this contract unless you subsequently change the beneficiary. In that event, we will pay the amount payable at death to the beneficiary named in your last change of beneficiary request as provided in this contract.

HOW WILL THE AMOUNT PAYABLE AT DEATH BE PAID?
We will pay that amount in a single sum unless another form of settlement has been requested and agreed to by us. All payments by us are payable at our home office. Proof of any claim under this contract must be submitted in writing to us at our home office.

Any amounts due as a death benefit in excess of the accumulation value on the date we receive due proof of death will be directed into the money-market sub-account in fulfillment of the guaranteed death benefit provisions of the contract.

WHEN MUST DEATH BENEFITS BE PAID?
If you die on or before the date when annuity payments begin and if the designated beneficiary is a person other than your spouse, that beneficiary may elect an annuity option measured by a period not longer than that beneficiary's life expectancy. Annuity payments must begin not later than one year after your death. If there is no designated beneficiary, then the entire interest in this contract must be distributed within five years after your death. If the annuitant dies after annuity payments have begun, any


99-70017                                                    Minnesota Life 17
payments received by a non-spouse beneficiary must be distributed at least as rapidly as under the method elected by the annuitant as of the date of death.

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIE?
Before annuity payments begin, if a beneficiary dies, that beneficiary's interest in this contract ends with that beneficiary's death. Only those beneficiaries who survive will be eligible to share in a death benefit. If no beneficiary survives you prior to the date an annuity begins we will pay the accumulation value of this contract to the executors or administrators of your estate.

After annuity payments have begun, if there is no beneficiary after the death of the annuitant, any remaining value under the annuity option will be paid to the annuitant's estate.

CAN YOU CHANGE THE BENEFICIARY?
Yes. You can file a written request with us to change the beneficiary. Your written request will not be effective until it is recorded in our home office records. After it has been recorded, it will take effect as of the date you signed the request. However, if the annuitant dies before the request has been recorded, the request will not be effective as to those death proceeds we have paid before the request was recorded in our home office records.


ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

CAN YOU ASSIGN THIS CONTRACT?
Unless this contract provides otherwise, you may assign all rights to this contract during the lifetime of the annuitant. We will not be bound by any assignment until we have recorded written notice of it at our home office. We are not responsible for the validity of any assignment. An assignment will not apply to any payment or action made by us before it was recorded. Any proceeds payable to an assignee will be paid in a single sum. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of the assignment.

If this contract is issued pursuant to a retirement plan which receives favorable tax treatment under the provisions of Section 401, 403, 404, 408, 408A or 457 of the Internal Revenue Code, then, it may not be assigned, pledged or otherwise transferred except under such conditions as may be allowed under applicable law.

ARE THE CONTRACT BENEFITS PROTECTED?
Yes. To the extent permitted by law, no benefit provided by this contract will be subject to any creditor's claim or process of law.

HOW WILL BENEFITS BE DETERMINED?
Any paid-up benefit, withdrawal benefit, surrender benefit, or any other benefit described by this contract shall be calculated as of the date the provisions of the contract are exercised.

WILL THERE BE AN ADJUSTMENT IF A PERSON'S AGE IS MISSTATED?
Yes. If a person's age has been misstated, the amount payable under this contract as an annuity will be that amount which would have been paid based upon that person's correct age. In the case of an overpayment, we may either deduct the required amount from that person's payments under this contract; or, we may require you to pay us in cash; or we may do both until we are


99-70017                                                    Minnesota Life 18
fully repaid. In the case of an underpayment, we will pay the required amount with the next payment.

MUST YOU PROVIDE ADDITIONAL INFORMATION?
Yes. You must provide any other information we need to administer this contract. If you cannot do so, we may ask the person concerned for that information. We shall not be liable for any payment based upon information given to us in error or not given to us.

DO CONTRACT VALUES COMPLY WITH STATE REQUIREMENTS?
Yes. Amounts payable at death, withdrawal and surrender benefits, accumulation values and the paid-up annuity benefit described by this contract are not less than the minimum benefits required by any statute of the state in which this contract is delivered.

WHAT ANNUITY RESERVES WILL WE HOLD UNDER THIS CONTRACT?
Reserves held by us for annuity payments under this contract shall not be less than those reserves required by the law in the state in which this contract is delivered.

MAY THIS CONTRACT BE MODIFIED?
Yes. This contract may be modified at any time by written agreement between you and us. However, no such modification will adversely affect the rights of an annuitant under this contract unless the modification is made to comply with a law or government regulation. Such modification will be in writing. You will have the right to accept or reject such a modification.

WHO OWNS THE GENERAL ACCOUNT AND THE SEPARATE ACCOUNT?
We have exclusive and absolute ownership of the assets of both the general account and the separate account.

WHEN WILL LUMP SUM PAYMENTS BE MADE?
Usually, we will make payment within seven days after payment is called for by the terms of the contract. However, in the case of payments from the general account we reserve the right to defer payment of withdrawal or surrender benefits for up to six months. We reserve the right to defer payment for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make such determination and payment impractical.

DO YOU HAVE ADDITIONAL VOTING RIGHTS?
Yes. If you have separate account accumulation or annuity units under this contract you may direct us with respect to the voting rights of fund shares held by us and attributable to this contract where shareholder approval is required by law.


99-70017                                                    Minnesota Life 19

                                     APPENDIX A

The following tables show the minimum dollar amount of monthly fixed annuity payment that can be provided with each $1,000 of available value.

The rates shown are based upon an interest rate of 3% per year, compounded annually, and Individual Annuity 1983 Table A mortality rates with an age setback of one year, blended to provide genderless rates. Dollar amounts for ages or payment frequencies other than those shown here will be calculated on the same basis and may be obtained from us upon request.

Annuitant and joint annuitant age is determined as of the annuity commencement date and adjusted based on the year of commencement as follows:

           Annuity Commencement Year                  Age Adjustment
           -------------------------                  --------------
                  2000 - 2009                               -1
                  2010 - 2019                               -2
                  2020 - 2029                               -3
                2030 and later                              -4



                             Life with       Life with        Life with
  Annuitant       Life       120 Months      180 Months       240 Months
Adjusted Age   (Option 1)    (Option 2A)     (Option 2B)      (Option 2C)
------------   ----------    -----------     -----------      -----------
     50          $3.92          $3.90           $3.87            $3.83
     55           4.26           4.23            4.18             4.10
     60           4.72           4.66            4.56             4.43
     65           5.35           5.21            5.03             4.78
     70           6.23           5.94            5.57             5.10
     75           7.49           6.82            6.10             5.34
     80           9.36           7.80            6.52             5.46
     85          12.12           8.65            6.75             5.50



                               Joint and Last Survivor (Option 3)
 Annuitant
Adjusted Age                               Joint Annuitant Adjusted Age
--------------      -----------------------------------------------------------------------------
                      40      45      50      55     60       65      70     75       80      85
                    -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
    50              $3.29   $3.40   $3.52   $3.62   $3.70   $3.77   $3.82   $3.86   $3.88   $3.90
    55               3.33    3.47    3.62    3.76    3.89    4.01    4.09    4.16    4.20    4.23
    60               3.36    3.52    3.70    3.89    4.09    4.26    4.41    4.52    4.61    4.66
    65               3.39    3.56    3.77    4.01    4.26    4.52    4.76    4.96    5.12    5.22
    70               3.40    3.59    3.82    4.09    4.41    4.76    5.13    5.46    5.74    5.94
    75               3.42    3.61    3.86    4.16    4.52    4.96    5.46    5.99    6.47    6.86
    80               3.42    3.63    3.88    4.20    4.61    5.12    5.74    6.47    7.24    7.94
    85               3.43    3.64    3.90    4.23    4.66    5.22    5.94    6.86    7.94    9.07




99-70018                                                    Minnesota Life 20

                           Option 4 -- Fixed Period Annuity

               Fixed Period                       Dollar Amount
                  Years                             of Payment
               ------------                       -------------
                    10                                $9.61
                    11                                 8.86
                    12                                 8.24
                    13                                 7.71
                    14                                 7.26
                    15                                 6.87
                    16                                 6.53
                    17                                 6.23
                    18                                 5.96
                    19                                 5.73
                    20                                 5.51


99-70018                                                    Minnesota Life 21

                                     APPENDIX A

The following tables show the minimum dollar amount of monthly fixed annuity payment that can be provided with each $1,000 of available value.

The rates shown are based upon an interest rate of 3% per year, compounded annually, and Individual Annuity 1983 Table A mortality rates with an age setback of one year. Dollar amounts for ages or payment frequencies other than those shown here will be calculated on the same basis and may be obtained from us upon request.

Annuitant and joint annuitant age is determined as of the annuity commencement date and adjusted based on the year of commencement as follows:


                Annuity Commencement Year        Age Adjustment
                -------------------------        --------------
                      2000 - 2009                      -1
                      2010 - 2019                      -2
                      2020 - 2029                      -3
                     2030 and later                    -4



                                                Life with               Life with               Life with
Male Annuitant             Life                 120 Months             180 Months              240 Months
 Adjusted Age            (Option 1)             (Option 2A)            (Option 2B)             (Option 2C)
--------------           ----------             -----------            -----------             -----------
      50                   $4.19                  $4.15                  $4.10                   $4.03
      55                    4.60                   4.54                   4.45                    4.32
      60                    5.15                   5.03                   4.87                    4.64
      65                    5.91                   5.66                   5.36                    4.96
      70                    6.97                   6.44                   5.86                    5.23
      75                    8.45                   7.32                   6.31                    5.40
      80                   10.55                   8.17                   6.62                    5.48
      85                   13.46                   8.86                   6.79                    5.51


  Female
 Annuitant
Adjusted Age
------------
     50                   $3.84                  $3.83                  $3.81                   $3.77
     55                    4.18                   4.15                   4.11                    4.04
     60                    4.61                   4.56                   4.48                    4.37
     65                    5.21                   5.10                   4.95                    4.72
     70                    6.04                   5.80                   5.49                    5.06
     75                    7.26                   6.69                   6.04                    5.32
     80                    9.07                   7.69                   6.48                    5.45
     85                   11.79                   8.59                   6.74                    5.50


                                     Joint and Last Survivor (Option 3)
Male Annuitant
 Adjusted Age                                        Female Annuitant Adjusted Age
--------------      --------------------------------------------------------------------------------------------
                      40       45        50        55       60        65        70       75        80        85
      50            $3.29    $3.42     $3.56     $3.69    $3.82     $3.93     $4.01    $4.08     $4.12     $4.15
      55             3.32     3.47      3.64      3.82     3.99      4.16      4.29     4.40      4.48      4.53
      60             3.34     3.51      3.70      3.92     4.15      4.39      4.61     4.79      4.93      5.02
      65             3.36     3.54      3.75      4.00     4.29      4.61      4.94     5.24      5.48      5.66
      70             3.37     3.56      3.78      4.06     4.40      4.80      5.25     5.70      6.12      6.45
      75             3.38     3.57      3.81      4.11     4.48      4.95      5.51     6.15      6.80      7.37
      80             3.38     3.58      3.82      4.14     4.54      5.05      5.71     6.52      7.45      8.37
      85             3.38     3.58      3.83      4.15     4.57      5.12      5.84     6.80      7.99      9.33




99-70019                                                  Minnesota Life 20

                          Option 4 -- Fixed Period Annuity

               Fixed Period                     Dollar Amount
                  Years                          of Payment
               ------------                     -------------
                   10                              $9.61
                   11                               8.86
                   12                               8.24
                   13                               7.71
                   14                               7.26
                   15                               6.87
                   16                               6.53
                   17                               6.23
                   18                               5.96
                   19                               5.73
                   20                               5.51




99-70019                                                    Minnesota Life 21